Filed Pursuant to Rule 433
Registration No. 333-163173
November 18, 2009
Delta Air Lines, Inc. (“Delta”)
(NYSE Symbol: DAL)

Securities:	Class A Pass Through Certificates, Series 2009-1A (the “Class A Certificates”)	Class B Pass Through Certificates, Series 2009-1B (the “Class B Certificates”)

Amount:	$568,796,000	$119,944,000

Ratings:
Moody’s	Baa2	Ba2
Standard & Poor’s	A-	BBB-

Public Offering Price:	100%	100%

CUSIP:	24736T AA5	24736U AA2

ISIN:	US24736TAA51	US24736UAA25

Coupon/Stated Interest Rate:	7.75%	9.75%

Make-Whole Spread over Treasuries:	75 bps	75 bps

Amount Available under Liquidity Facilities at June 17, 2011[1]:	$61,813,229.91	$12,204,666.89

Initial “Maximum Commitment” under the Liquidity Facilities:	$68,938,865.19	$18,288,961.17

Underwriters’ Purchase Commitments:
Goldman, Sachs & Co.:	$284,398,000	$59,972,000
Morgan Stanley & Co. Incorporated:	$284,398,000	$59,972,000

Underwriting Agreement:	November 18, 2009

Settlement:	November 24, 2009 (T+4) closing date, the 4th business day following the date hereof.

[1]	The first Regular Distribution Date to occur after the Outside Termination Date, which is the last date that all Aircraft may be subjected to the financing of this offering.

Preliminary Prospectus:	Delta has prepared and filed with the SEC a Preliminary Prospectus, dated November 18, 2009, which includes additional information regarding the Class A Certificates and Class B Certificates.
A rating is not a recommendation to purchase, hold or sell the Certificates, and such rating does not address market price or suitability for a particular investor. There can be no assurance that the ratings assigned to the Certificates on the Issuance Date will not be lowered or withdrawn by one or more rating agencies.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Goldman, Sachs & Co. toll-free 1-866-471-2526 or Morgan Stanley toll-free 1-866-718-1649 (institutional investors).